EXHIBIT 99.1

NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Kathy Nugent (media)
Senior Director	212-213-0006
631-962-2043
Kim Wittig (media)
Director
631-962-2135
OSI PHARMACEUTICALS ANNOUNCES CONSOLIDATION OF
U.S. OPERATIONS
— Consolidation of Four Sites into a Single Campus Will Deliver Significant Operating Synergies
Starting in 2010 and Allows for All Foreseeable Expansion Needs —
MELVILLE, NEW YORK— July 7, 2009 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today plans to consolidate its U.S. operations onto a single campus located in Ardsley, a community located in the town of Greenburgh in Westchester County, New York. The Company has signed an agreement to purchase a 43 acre site, which consists of ~400,000 sq.ft. of existing office and laboratory space for $27 million. Additional capital and one time expenses will be incurred, mainly during the latter part of 2009 and first half of 2010.
The Company announced that it expects to realize in excess of $15 million in yearly operating synergies upon completion of the consolidation, which is anticipated by the fourth quarter of 2010.
“The past ten years has been a remarkable journey as the Company has successfully brought its first oncology product, Tarceva®, to market and taken the business profitable,” stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. “None-the-less, we have recognized that we will only truly capture the full strategic value of our oncology franchise if we simplify our business by bringing together all the elements of our U.S operations onto a single site. After an extensive and highly competitive process involving the exploration of options in multiple different states, we have identified a campus that will represent a first-rate facility for our company and provide for all foreseeable expansion needs over the next several years. We are delighted that OSI will remain in New York State and we look forward to being an integral part of a growing cluster of quality biotech companies in Westchester County.”
The Company anticipates initiating the consolidation of approximately 350 current U.S. employees from its facilities in Melville and Farmingdale, NY, Boulder, CO, and Cedar Knolls, NJ in the second half of this year. OSI will receive incentives from New York State in connection with this move, with further potential incentives as the business continues to grow over the next five years. OSI will continue to operate its diabetes/obesity franchise in Oxford, England.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.